Exhibit 99.2

Letter to DTC Participants Regarding the Offer to Exchange
Any and All Outstanding 10.25%/11.00% Senior Notes due 2016
for
10.25%/11.00% Senior Notes due 2016
of
YCC HOLDINGS LLC and YANKEE FINANCE, INC.
Pursuant to the Prospectus dated                , 2011

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                                    , 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

, 2011

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed for your consideration is a Prospectus dated                    , 2011 (the "Prospectus") and a Letter of Transmittal (the "Letter of Transmittal") that together constitute the offer (the "Exchange Offer") of YCC Holdings LLC, a Delaware limited liability company (the "Company"), and Yankee Finance, Inc., a Delaware corporation ("Yankee Finance" and collectively with the Company, the "Issuers"), to exchange an aggregate principal amount of up to U.S. $315,000,000 of their outstanding 10.25%/11.00% Senior Notes due 2016 which have been registered under the Securities Act of 1933, as amended (the "Securities Act") (the "Exchange Notes") for an equal aggregate principal amount of their outstanding 10.25%/11.00% Senior Notes due 2016, issued and sold in a transaction exempt from registration under the Securities Act (the "Old Notes"), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

        We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name.

        Enclosed are copies of the following documents:

        1.     the Prospectus;

        2.     the form of Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

        3.     a form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer; and

        4.     IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Form W-9.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

        Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                                    , 2011, unless extended by the Issuers. We urge you to contact your clients as promptly as possible.

        You will be reimbursed by the Issuers for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone numbers set forth in the Prospectus.

Very truly yours,
/s/ YCC HOLDINGS LLC
YCC Holdings LLC
/s/ YANKEE FINANCE, INC.
Yankee Finance, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.